Exhibit 99.1

ALLIANCE GAMING CORPORATION
AUDIT COMMITTEE CHARTER

1.                                       Members.  The Audit Committee shall consist of three or more members who shall be appointed by and serve at the pleasure of the Board of Directors.  Each member must be a director who meets the New York Stock Exchange standards of independence for directors and audit committee members, as determined by the Board.  Each member must be financially literate, as determined by the board.  In addition, at least one member of the Committee must be a financial expert in accordance with Securities and Exchange Commission rules, as determined by the Board.  The Board shall designate one member as the Committee’s chair.

2.                                       Purpose, Duties, and Responsibilities.

a.                                       The purposes of the Audit Committee shall include the following:

i.                                          To represent and assist the Board of Directors in discharging its oversight responsibility relating to:

(1)                                  The accounting, reporting, and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements;

(2)                                  The surveillance of administration and financial controls and the Company’s compliance with legal and regulatory requirements;

(3)                                  The outside auditor’s qualifications and independence; and

(4)                                  The performance of the Company’s internal audit function and the Company’s outside auditor; and

ii.                                       To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

b.                                      The Audit Committee shall have the authority and responsibility to:

i.                                          Appoint, compensate, oversee, evaluate, and, when appropriate, terminate the outside auditor, which shall report directly to the Audit Committee.

ii.                                       Obtain and review, at least annually, a report by the outside auditor describing:

(1)                                  The outside auditor’s internal quality-control procedures; and

(2)                                  Any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues.

iii.                                    Approve in advance all audit and permissible non-audit services to be provided by the outside auditor, and establish policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the outside auditor.

iv.                                   Consider, at least annually, the independence of the outside auditor, including whether the outside auditor’s performance of permissible non-audit services is compatible with the auditor’s independence, and obtain and review a report by the outside auditor describing any relationships between the outside auditor and the Company and any other relationships that may adversely affect the independence of the auditor.

v.                                      Review and discuss with the outside auditor:

(1)                                  The scope of the audit, the results of the annual audit examination by the auditor, and any problems or difficulties the auditor encountered in the course of its audit work and management’s response; and

(2)                                  Any reports of the outside auditor with respect to interim periods.

vi.                                   Review and discuss with management and the outside auditor the audited annual and quarterly financial statements of the Company, including:

(1)                                  An analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

(2)                                  The Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including accounting policies that may be regarded as critical; and

(3)                                  Major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

vii.                                Recommend to the Board, based on the review and discussion described in paragraphs 2.b.iv, 2.b.v, and 2.b.vi, whether the financial statements should be included in the annual report on Form 10-K.

viii.                             Receive reports from the outside auditor and management regarding, and review and discuss the adequacy and effectiveness of, the Company’s internal controls, including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the outside auditor or management.

ix.                                     Receive reports from management regarding, and review and discuss the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

x.                                        Review and discuss with the principal internal auditor of the Company the scope and results of the internal audit program.

xi.                                     Review and discuss earnings press releases, and corporate practices with respect to earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies.

xii.                                  Review and discuss the Company’s practices with respect to risk assessment and risk management.

xiii.                               Oversee the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s codes of conduct and programs to monitor compliance with such codes.

xiv.                              Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

xv.                                 Establish policies for hiring employees and former employees of the outside auditor.

xvi.                              Report Committee actions to the Board.

xvii.                           Evaluate the performance of the Committee annually and assess the adequacy of its charter.

xviii.                        Perform such other duties and responsibilities as may be assigned to the Committee from time to time by the Board or the Board Chairman.

xix.                                To the extent permitted by applicable law, appoint one or more subcommittees composed of one or more members and delegate any of its duties and responsibilities to such subcommittees, as the Committee may from time to time deem appropriate.

xx.                                   To the extent permitted by applicable law, delegate any of its duties and responsibilities to officers of the company or other key company management personnel, as the Committee may from time to time deem appropriate.

xxi.                                Retain, consult with, and seek advice from appropriate management personnel, outside consultants, auditors, actuaries, investment managers, or attorneys, on any of its duties and responsibilities, as the Committee may from time to time deem appropriate.  The Committee shall have sole authority to retain and terminate any of the foregoing, including sole authority to approve fees and other retention terms.

3.                                       Meetings.  The Audit Committee shall meet at least four times per year, either in person or telephonically, and at such times and places as the Committee shall determine.  The Committee shall meet separately in executive sessions, periodically, with management, the principal internal auditor of the Company, and the outside auditor.  The Committee shall report to the full Board with respect to each meeting and shall make such reports to shareholders as are required by applicable regulations or as are deemed advisable in the Committee’s judgment.  A majority of the members of the Audit Committee shall constitute a quorum.